Exhibit 10.29

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
2010 EXECUTIVE INCENTIVE PLAN
The following is a summary of the operation of the Executive Incentive Plan (the “Plan”) established by Alpha and Omega Semiconductor Limited (the “Company”) for the 2010 calendar year.
Participants
Executive officers and Vice Presidents.
Performance Bonus
Participants are eligible to receive a bonus based on the level of attainment of pre-specified corporate performance goals. The Company's compensation committee establishes the performance goals to be attained.
Performance Goals
The corporate performance goals for the 2010 calendar year are revenue and operating income (after bonus payout). The amount of bonus earned is based 50% on revenue achieved and 50% on operating income achieved; however, there is no payout under either goal if the operating income is below 90% of target. In addition, each participant (other than the Chief Executive Officer) is assigned individual performance goals.
Target Bonus Awards
The Company's compensation committee establishes the bonuses payable based on the level of attainment of the performance goals. The target bonuses for each named executive officer for the 2010 calendar year are as follows: Chief Executive Officer, 60% of base salary; all other named executive officers, 32% of base salary. Actual bonus payouts can range from 38% to 198% of base salary for the Chief Executive Officer and 20% to 100% of base salary for the other named executive officers based on Company performance. In addition, the bonus payable to participants (other than the Chief Executive Officer) based on attainment of corporate performance goals may be increased by up to 120% based on a subjective assessment of the achievement of individual performance goals.
Payment of Bonus
A portion of the bonus is payable following the end of the first 6 months of the 2010 calendar year based on achievement of performance goals for such semi-annual period. The bonus payable based on full-year performance is then reduced by the bonus amount paid with respect to such semi-annual period. In the event that Company performance declines in the second half of the year such that no annual bonus would be payable for the calendar year based on calendar year performance, the participant is not required to repay any bonus payment received based on the performance for the first 6 months. The participant must remain in employment with the Company through the last day of the performance periods to receive a bonus for that period.